Exhibit 10.1

[Execution]
RATIFICATION AND AMENDMENT AGREEMENT

This RATIFICATION AND AMENDMENT AGREEMENT (the “Ratification Agreement”) dated as of January 23, 2009, is by and among Wachovia Capital Finance Corporation (Central), in its capacity as agent acting for and on behalf of the parties to the Loan Agreement (as hereinafter defined) as lenders (in such capacity, “Agent”), the parties to the Loan Agreement as lenders (each individually a “Lender” and collectively, “Lenders”), Hartmarx Corporation, a Delaware corporation, as Debtor and Debtor-in-Possession (“US Borrower”), Coppley Apparel Group Limited, an Ontario corporation (“Canadian Borrower”), and together with US Borrower, each individually, a “Borrower” and collectively, “Borrowers”), each of the companies listed on Exhibit A hereto, each as Debtor and Debtor-in-Possession (each, individually, a “Guarantor” and collectively, “Guarantors”).

W I T N E S S E T H:

WHEREAS, US Borrower and each Guarantor (collectively, the “Debtors”) has commenced a case under Chapter 11 of the Bankruptcy Code (as hereinafter defined) in the Bankruptcy Court (as hereinafter defined) and US Borrower and each Guarantor has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases (as hereinafter defined), Agent and Lenders made loans and advances and provided other financial accommodations to Borrowers secured by substantially all assets and properties of Borrowers and Guarantors as set forth in the Existing Financing Agreements (as hereinafter defined);

WHEREAS, the Bankruptcy Court has entered a Financing Order (as hereinafter defined) pursuant to which, among other things, Agent and Lenders may make post-petition loans and advances and provide other financial accommodations to Borrowers secured by the Collateral (as hereinafter defined) as set forth in the Financing Order and the Financing Agreements (as hereinafter defined);

WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrowers and Guarantors shall execute and deliver this Ratification Agreement;

WHEREAS, Borrowers and Guarantors desire to reaffirm their obligations to Agent and Lenders pursuant to the Existing Financing Agreements and acknowledge their continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances and provide such other financial accommodations to Borrowers; and

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders make post-petition loans and advances and provide other financial accommodations to Borrowers and make certain amendments to the Loan Agreement (as hereinafter defined), and Agent and Lenders are willing to do so, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Borrowers and Guarantors mutually covenant, warrant and agree as follows:

1.      DEFINITIONS.

            1.1   Additional Definitions.  As used herein, the following terms shall have the respective meanings given to them below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a)  “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(b)  “Bankruptcy Court” shall mean the United States Bankruptcy Court or the United States District Court for the Northern District of Illinois.

(c)  “Budget” shall mean the initial thirteen (13) week budget to be delivered to Agent in accordance with Section 5.3(a) hereof, in form and substance satisfactory to Agent and Required Lenders, setting forth the Projected Information for the periods covered thereby, together with any subsequent or amended budgets thereto and/or any updates to the initial thirteen (13) week Budget delivered to Agent in accordance with 5.3 hereof, all in form and substance satisfactory to Agent, in accordance with the terms and conditions hereof; provided, however, that any subsequent or Budgets and any amendments and/or updates to the initial thirteen (13) week Budget shall not provide for the payment or transfer of cash to Canadian Borrower without the consent of the Required Lenders.

(d)  “Cash Management Agreement” shall mean that certain Master Cash Management Services Agreement, dated as of January 7, 2003, by and among US Borrower, each of the Sub Entities (as defined therein) and Bank of America, N.A., as successor to LaSalle Bank National Association, including all supplements and amendments with respect thereto, as in effect immediately prior to the Petition Date.

(e)  “Chapter 11 Cases” shall mean the Chapter 11 cases of US Borrower and Guarantors which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

(f)  “Debtors” shall have the meaning set forth in the recitals hereto and shall include, without limitation, their respective successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such Person, whether under (as applicable) Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case, and its successor upon conclusion of (as applicable) the Chapter 11 Case of such Person).

(g)  “Eligible Intellectual Property” shall mean all Specified Intellectual Property of any Borrower or Borrowing Base Guarantor which is and shall continue to be acceptable to Agent based on the criteria set forth below.  In general, Specified Intellectual Property shall be Eligible Intellectual Property if: (a) such Intellectual Property is in full force and effect; (b) such Borrower or Borrowing Base Guarantor owns the sole, full and clear title thereto; (c) such Intellectual Property is subject to the first priority, valid and perfected security interest of Agent and is not subject to any other liens, claims, mortgages, assignments, licenses, security interests or encumbrances of any nature whatsoever, except for any licenses or junior encumbrances expressly permitted hereunder; (d) such Intellectual Property is not presently subject to any infringement or unauthorized use or claims that would adversely affect the fair market value thereof or the benefits of this Agreement granted to Agent with respect thereto, including, without limitation, the validity, priority or perfection of the security interest granted herein or the remedies of Agent hereunder; (e) there are no facts, events or occurrences which would impair the validity, enforceability or usability of such Intellectual Property; (f) there are no proceedings or actions which are threatened or pending against any third parties who purport to have a claim, right or interest with respect to such Intellectual Property that Agent determines in good faith could reasonably be expected to result in any material adverse change in any such third party’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding), and (g) Specified Intellectual Property for which Agent shall have received the following items, each in form and substance satisfactory to Agent: (i) a Trademark Security Document, duly authorized, executed and delivered by the applicable Borrowers and Borrowing Base Guarantors in favor of Agent (to the extent not already delivered to Agent in connection with the Existing Financing Agreements); and (ii) a written appraisal, in form, scope and methodology acceptable to Agent and performed by an appraiser acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely; and (iii) all consents, waivers, acknowledgments, agreements and approvals from third parties which Agent may deem necessary or desirable in accordance with the policies and practices of Agent.  Any Specified Intellectual Property which is not Eligible Intellectual Property shall nevertheless be part of the Collateral.

(h)  “Existing Financing Agreements” shall mean the Financing Agreements (as defined in the Existing Loan Agreement), including, without limitation, the Existing Loan Agreement, the Existing Trademark Security Documents, and the Existing Guarantor Documents, in each instance, as in effect immediately prior to the Petition Date.

(i)  “Existing Guarantor Documents” shall mean, the Guarantee, dated August 30, 2002, by certain Guarantors in favor of Agent, as heretofore amended, as in effect immediately prior to the Petition Date.

(j)  “Existing Loan Agreement” shall mean the Loan and Security Agreement, dated August 30, 2002, by and among Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Loan and Security Agreement, dated February 25, 2003, Amendment No. 2 to Loan and Security Agreement, dated July 22, 2004, Amendment No. 3 to Loan and Security Agreement, dated January 3, 2005, Amendment No. 4 to Loan and Security Agreement, dated October 31, 2005, Amendment No. 5 to Loan and Security Agreement dated September 29, 2006, Amendment No. 6 to Loan and Security Agreement, dated May 26, 2007, and Amendment No. 7 to Loan and Security Agreement, dated March 14, 2008, and otherwise as in effect immediately prior to the Petition Date.

(k)  “Existing Trademark Security Documents” shall mean, collectively (i) the Trademark Security Agreement, dated August 30, 2002, by US Borrower, Hart Schaffner, HMX, Hickey, International, Jaymay, M. Wile, Consolidated, Country Miss, Direct, Hartmarx International, Yorke and Canadian Borrower in favor of Agent, (ii) the Trademark Security Agreement, dated July 22, 2004 by Exclusively Misook Apparel, Inc. (f/k/a EM Acquisition Corp.) in favor of Agent, (iii) the Trademark Security Agreement, dated October 31, 2005, by SB Acquisition Corp. in favor of Agent, (iv) the Trademark Security Agreement, dated September 29, 2006, by Sweater.com Apparel, Inc. in favor of Agent, (v) the Trademark Security Agreement, dated May 26, 2007, by Zooey Apparel, Inc. in favor of Agent, and (vi) the Trademark Security Agreement, dated March 14, 2008, by Monarchy Group, Inc. in favor of Agent, each as heretofore amended, as in effect immediately prior to the Petition Date.

(l)  “Final Financing Order” shall have the meaning set forth in Section 9.10 hereof.

(m)  “Financing Order” shall mean the Interim Financing Order, the Final Financing Order and such other orders relating thereto or authorizing the granting of credit by Agent and Lenders to Borrowers on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.

(n)  “Guarantor Documents” shall mean, collectively, the Existing Guarantor Documents, as amended by this Ratification Agreement, in each instance, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(o)  “Interim Financing Order” shall have the meaning set forth in Section 9.9 hereof.

(p)  “Intellectual Property Availability” shall mean the amount of $30,000,000; provided, that, such amount may be reduced, at Agent’s option, to reflect (a) any sales of Eligible Intellectual Property, or (b) any other circumstance that may adversely affect the amount that may be recovered by Agent from the sale or other disposition of the Intellectual Property of Borrowers and Guarantors.

(q)  “Material Budget Deviation” shall have the meaning set forth in Section 5.3(c) hereof.

(r)  “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

(s)   “Petition Date” shall mean the date of the commencement of the Chapter 11 Cases.

(t)  “Post-Petition Collateral” shall mean, collectively, all now existing and hereafter acquired real and personal property of each Debtor's estate, wherever located, of any kind, nature or description, including any such property in which a lien is granted to Agent pursuant to the Financing Agreements, the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation:

(i)           all of the Pre-Petition Collateral;

(ii)          all Accounts;

(iii)         all general intangibles, including, without limitation, all  Intellectual Property;

(iv)         all goods, including, without limitation, all Inventory and all Equipment;

(v)          all Real Property and fixtures;

(vi)         all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vii)        all instruments, including, without limitation, all promissory notes;

(viii)       all documents;

(ix)         all deposit accounts;

(x)          all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

(xi)         all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xii)        all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Borrowers and Guarantors now or hereafter held or received by or in transit to Agent, any Lender or their respective Affiliates or at any other depository or other institution from or for the account of Borrowers or Guarantors, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xiii)       all commercial tort claims;

(xiv)       to the extent not otherwise described above, all Receivables;

(xv)        all Records;

(xvi)       as to Canadian Borrower only, a hypothec to and in favor of Canadian Lender (as agent for itself and US Lender) to the extent of the sum of C$30,000,000 in lawful money of Canada with interest thereon at the rate of twenty-five (25%) percent, with respect to all of its rights and interests to the Collateral;

(xvii)      all claims, rights, interests, assets and properties (recovered by or on behalf of each Borrower and Guarantor or any trustee of such Borrower or Guarantor (whether in the Chapter 11 Cases or any subsequent cases to which any of the Chapter 11 Cases may converted), including, without limitation, all property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; and

(xviii)      all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

(u)  “Post-Petition Obligations” shall mean all Obligations (as defined in the Existing Loan Agreement) arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this Ratification Agreement, the Loan Agreement, the Guarantor Documents, the other Financing Agreements, a Financing Order, by operation of law or otherwise, and whether incurred by such Borrower or Guarantor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, debtor-in-possession facility fees, early termination fees, other fees, commissions, costs, expenses and attorneys', accountants' and consultants' fees and expenses incurred in connection with any of the foregoing.
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(v)  “Pre-Petition Collateral” shall mean, collectively, (i) all “Collateral” as such term is defined in the Existing Loan Agreement as in effect immediately prior to the Petition Date, (ii) all “Collateral” as such term is defined in each of the other Existing Financing

Agreements as in effect immediately prior to the Petition Date, and (iii) all other security for the Pre-Petition Obligations as provided in the Existing Loan Agreement, the Existing Trademark Security Documents, the Existing Guarantors Documents, and the other Existing Financing Agreements immediately prior to the Petition Date.

(w)  “Pre-Petition Obligations” shall mean all Obligations (as such term is defined in the Existing Loan Agreement) arising at any time before the Petition Date.

(x)  “Projected Information” shall have the meaning set forth in Section 5.3(a) hereof.

(y)  “Ratification Agreement” shall mean this Ratification and Amendment Agreement by and among Borrowers, Guarantors, Agent and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(z)  “Side Letter Agreement” shall mean the letter agreement, dated as of the date of the Ratification Agreement, among Agent, Borrowers and Guarantors, providing for certain terms and conditions for the potential sale of all or substantially all of the assets and properties of Borrowers and Guarantors and the retention of an investment banker in connection therewith, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(aa)  “Specified Intellectual Property” shall mean the Trademarks and related Collateral (as each such term is defined in the Existing Trademark Security Documents) owned by Borrowers and Borrowing Base Guarantors commonly referred to as “Simply Blue”, “Monarchy”, “Exclusively Misook”, “Hickey Freeman” and “Hart Schaffner Marx” which are subject to the appraisal report, dated January 7, 2009, prepared by Valuation Research Corporation.

(bb)  “Specified Overadvance Limit” shall mean the amount of $2,000,000; provided, that, such amount may be increased by Agent with the consent of the Required Lenders to an amount not to exceed $7,000,000, which consent shall be deemed given by any Lender that either consents to any request by Agent for an increase in such amount or does not object to any such request within forty-eight (48) hours following notice by electronic mail from Agent to Lenders.

            1.2   Amendments to Definitions.

(a)  Applicable Margin.  The definition of “Applicable Margin” set forth in Section 1.7 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.7  [Intentionally Deleted.]”

(b)  Collateral.  All references to the term “Collateral” in the Loan Agreement or the other Financing Agreements, or any other term referring to the security for the Pre-Petition

Obligations, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

(c)  Eligible Accounts.  The definition of “Eligible Accounts” set forth in Section 1.46 of the Loan Agreement is hereby amended by deleting the reference to “in each case which are and continue to be eligible based on the criteria set forth below” and replacing it with the following:

“, in each case which are and continue to be acceptable to Agent in its sole discretion”.

(d)  Financing Agreements.  All references to the term “Financing Agreements” in the Loan Agreement or the other Financing Agreements shall be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement and all of the Existing Financing Agreements, as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof, as amended and supplemented hereby, the Side Letter Agreement and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)  GAAP.  The definition of GAAP set forth in Section 1.66 of the Loan Agreement is hereby amended by deleting the exception at the end of such definition and replacing it with the following:

“except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date of the Ratification Agreement and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date of the Ratification Agreement.”

(f)  Interest Rate.  The definition of “Interest Rate” set forth in Section 1.81 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.81  ‘Interest Rate’ shall mean,

(a)  Subject to clause (b) of this definition below:

(i)  as to all US Prime Rate Loans, a rate equal to five and three-quarters (5¾ %) percent per annum in excess of the US Prime Rate, and

(iii)  as to Canadian Prime Rate Loans, a rate equal to five and three-quarters (5¾ %) percent per annum in excess of the Canadian Prime Rate.

(b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate for US Prime Rate Loans and Canadian Prime Rate

Loans shall be the percentage set forth above plus two (2%) percent per annum, at Agent’s option, without notice (i) for the period (A) from and after the effective date of termination of this Agreement until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral or letters of credit, as Agent may specify, in the amounts and on the terms required under Section 13.1 hereof for contingent Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing as determined by Agent, (ii) on Loans to US Borrower at any time outstanding in excess of the US Borrowing Base and (iii) on Loans to Canadian Borrower at any time outstanding in excess of the Canadian Borrowing Base (in the case of both clauses (ii) and (iii), whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).”

(g)  Inventory Loan Limit.  The definition of “Inventory Loan Limit” set forth in Section 1.83 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.83  ‘Inventory Loan Limit’ shall mean: (a) for the period from the date of the Ratification Agreement through and including February 27, 2009, $84,000,000, (b) for the period from February 28, 2009 through and including March 30, 2009, $77,000,000, and (c) from and after March 31, 2009, $72,000,000.”

(h)  Loan Agreement.  All references to the term “Loan Agreement” in the Loan Agreement or the other Financing Agreements shall be deemed, and each such reference is hereby amended, to mean the Existing Loan Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by each Borrower and Guarantor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(i)  Material Adverse Effect.  The definition of “Material Adverse Effect” set forth in Section 1.92 of the Loan Agreement is hereby amended, to add at the end thereof:

“provided, that, the commencement of the Chapter 11 Cases shall not constitute a Material Adverse Effect”.

(j)  Maximum Credit.  The definition of “Maximum Credit” set forth in Section 1.96 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.96  ‘Maximum Credit’ shall mean the amount of $160,000,000.”

(k)  Obligations.  All references to the term “Obligations” in the Loan Agreement, this Ratification Agreement or the other Financing Agreements shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Obligations and the Post-Petition Obligations.

(l)  Reserves.  The definition of “Reserves” set forth in Section 1.121 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following::

“1.21 ‘Reserves’ shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith, following notice thereof to Administrative Borrower, reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of any Borrower or Obligor, (ii) the business and operations of Borrowers and Guarantors (taken as a whole) or (iii) the security interests and other rights of Agent or Canadian Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent's good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default or (e) to reflect the amounts of the Priority Payables or (f) to reflect Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets or (g) to reflect (i) the Carve-Out Expenses (as defined in the Financing Order), (ii) the amount of any senior liens or claims in or against the Collateral that, in Agent’s determination, have priority over the liens and claims of Agent and Lenders or (iii) the amount of priority or administrative expense claims that, in Agent’s determination, may be required to be paid by Debtors or their estates at any time during the Chapter 11 Cases, or (h) to reflect the value of Inventory at leased locations with respect to which the lease therefor has not been assumed commencing on the date that is ten (10) weeks prior to the end of the one hundred twenty (120) day lease rejection/assumption period, as such period may be extended or shortened by the Bankruptcy Court, or (i) to reflect the value of Inventory held at any leased location as to which there has been filed a landlord’s motion to compel the assumption or rejection of the lease, in an amount determined by Agent, and considering the likelihood or unlikelihood of the success of such motion on its merits in the good faith judgment of Agent.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower or Guarantor for such period) as calculated by Agent for any period which exceeds or is reasonably anticipated to exceed five (5%) percent; (ii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory; (iii) material decreases in the percentage of finished goods Inventory pre-sold against firm purchase orders; (iv) increases in Inventory markdown reserves that are not otherwise accounted for in the most recent Inventory appraisal received by Agent; (v) amounts due or to become due to owners and lessors of premises where any Collateral is located, other than for those locations where Agent has received a Collateral Access Agreement reasonably acceptable to Agent, duly executed and delivered by the applicable owner or lessor in favor of Agent, (vi) amounts due or to become due to owners and licensors of trademarks and other Intellectual Property used by any Borrower or Guarantor; and (vii) the amount of sales, excise or similar taxes to the extent included in the amount of any Accounts reported to Agent.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in good faith.   To the extent that Agent shall have established a Reserve to address an event, condition or matter in a manner satisfactory to Agent, the percentages set forth in the definition of the Borrowing Base shall not be reduced to address the same event, condition or matter.”

(m)  US Borrowing Base.  The definition of “US Borrowing Base” set forth in Section 1.131 of the Loan Agreement is hereby amended by deleting clause (a)(i)(C) from such Section in its entirety and replacing it with the following:

“(C) the Intellectual Property Availability”.

(n)  US Loan Limit.  The definition of “US Loan Limit” set forth in Section 1.139 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.139  ‘US Loan Limit’ shall mean the amount of $150,000,000.”

            1.3   Interpretation.

(a)  For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.

(b)  All references to the terms “Agent,” and “Lenders” shall include their respective successors and assigns.

(c)  All references to the terms “US Borrower”, “Borrowing Base Guarantor”, “Borrowing Base Guarantors, “Guarantor”, “Guarantors”, “Non-Borrowing Base Guarantor” and “Non-Borrowing Base Guarantors” in the Loan Agreement or any of the other Financing Agreements shall be deemed and each such reference is hereby amended to mean and include (as applicable) the Debtors.

(d)  All references to commitment limits in any of the Existing Financing Agreements, including references to the terms “Inventory Loan Limit,” Maximum Credit” and “US Loan Limit,” shall be deemed and each such reference is hereby amended to mean an aggregate commitment limit applicable to the Pre-Petition Obligations and the Post-Petition Obligations combined.

(e)  All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(f)  All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of Illinois as of the date hereof, shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2.       ACKNOWLEDGMENT.

            2.1   Pre-Petition Obligations.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that, as of January 23, 2009, Borrowers are indebted to Agent and Lenders in respect of all Pre-Petition Obligations in the aggregate principal amount of US $113,567,479.32, consisting of (a) Revolving Loans to US Borrower made pursuant to the Existing Financing Agreements in the aggregate principal amount of US $83,184,437.84, together with interest accrued and accruing thereon, (b) additional Loans made to US Borrower pursuant to Section 12.8 of the Existing Loan Agreement in the aggregate principal amount of US $7,502,166.00, together with interest accrued and accruing thereon (the “Pre-Petition Additional Loans”), (c) Revolving Loans to Canadian Borrower made pursuant to the Existing Financing Agreements in the aggregate principal amount of US $7,241,234.86, together with interest accrued and accruing thereon, (d) Letter of Credit Accommodations in the amount of US $15,639,640.62, together with interest accrued and accruing thereon, (e) all costs, expenses, fees (including attorneys' fees and legal expenses) incurred in connection with the foregoing, and (f) all other charges now or hereafter owed by Borrowers to Agent and Lenders, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

            2.2   Guaranteed Obligations.  Each Guarantor hereby acknowledges, confirms and agrees that:

(a)  all obligations of such Guarantor under the Guarantor Documents are unconditionally owing by such Guarantor to Agent and Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and

(b)  the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by such Guarantor pursuant to the Guarantor Documents extends to all Post-Petition Obligations, subject only to the limitations set forth herein and in the Guarantor Documents.

            2.3   Acknowledgment of Security Interests.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent, for the benefit of itself and the other Lenders, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Agent pursuant to the Existing Financing Agreements by Borrowers and Guarantors as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent, for the benefit of itself and the other Lenders, under the Financing Order, or hereunder or under any of the other Financing Agreements or otherwise granted to or held by Agent and Lenders to secure all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), in each case, subject only to liens or encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent and Lenders.

            2.4   Binding Effect of Documents.  Each Borrower and Guarantor hereby acknowledges, confirms and agrees that: (a) each of the Existing Financing Agreements to which it is a party was duly executed and delivered to Agent and Lenders by such Borrower or Guarantor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of such Borrower or Guarantor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of such Borrower or Guarantor enforceable against it in accordance with the terms thereof (except as may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally), and such Borrower or Guarantor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements and the Financing Order.

3.       ADOPTION AND RATIFICATION

            3.1 Each Borrower and Guarantor hereby (a) ratifies, assumes, adopts and agrees to be bound by all of the Existing Financing Agreements (as amended by this Ratification Agreement and the Financing Order) to which it is a party and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Financing Agreements, as amended by this Ratification Agreement, and in accordance with the Financing Order.  All of the Existing Financing Agreements (as amended by this Ratification Agreement and the Financing Order) are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrowers and Guarantors, each as Debtor and Debtor-in-Possession, and considered as agreements between such Borrowers or Guarantors, on the one hand, and Agent and Lenders, on the other hand.  Each Borrower and Guarantor hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and each Borrower and Guarantor agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Financing Agreements to which such Borrower or Guarantor is a party.

4.       GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), US Borrower and each Guarantor, each as Debtor and Debtor-in-Possession, hereby grants, pledges and assigns to Agent, for the benefit of itself and the other Lenders, and also confirms, reaffirms and restates the prior grant to Agent and Lenders of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral of such Borrower or Guarantor, and Canadian Borrower hereby grants, pledges and assigns to Agent and/or Canadian Lender (as applicable), and also confirms, reaffirms and restates the prior grant to Agent and/or Canadian Lender of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral of such Borrower.

5.       ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrowers and Guarantors to Agent and Lenders, whether pursuant to the Financing Agreements or otherwise, and not in limitation thereof, each Borrower and Guarantor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Loans by Agent and Lenders:

            5.1   Financing Order.  The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Final Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay or other action by the Bankruptcy Court which impairs or prevents the enforcement of any provision contained therein.

            5.2   Use of Proceeds.  Notwithstanding anything to the contrary set forth in Section 6.6 of the Loan Agreement, (a) all Loans and Letter of Credit Accommodations provided by Agent or any Lender to Borrowers pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Borrowers for general operating and working capital purposes in the ordinary course of business of Borrowers in accordance with the Budget pursuant to Section 5.3 of this Ratification Agreement, and (b) unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Cases shall be paid with the proceeds of Loans or Letter of Credit Accommodations provided by Agent and Lenders to Borrowers, other than those administrative expense claims and other claims relating to the Chapter 11 Cases directly attributable to the operation of the business of any Borrower or Guarantor in the ordinary course of such business in accordance with the Financing Agreements and the Budget.

        5.3   Budget.

(a)  Borrowers have prepared and delivered to Agent an initial thirteen (13) week Budget.  The initial thirteen (13) week Budget has been thoroughly reviewed by Borrowers and their management and sets forth for the periods covered thereby: (i) the projected weekly operating cash receipts for each week commencing with the week ending January 30, 2009, (ii) the projected weekly operating cash disbursements for each week commencing with the week ending January 30, 2009, (iii) the projected aggregate principal amount of outstanding Loans and Letter of Credit Accommodations for each week commencing with the week ending January 30, 2009, and (iv) the projected weekly amounts of Loans and Letter of Credit Accommodations available to Borrowers under the terms, conditions and formulae of the Loan Agreement for each week commencing with the week ending January 30, 2009 (collectively, the “Projected Information”).   The initial thirteen (13) week Budget shall not be amended or modified without the prior approval of Agent and the Required Lenders. By no later than 8:00 a.m. (Central time) on the Wednesday of each week commencing on February 4, 2009, Borrowers shall prepare and deliver to Agent an updated Budget by adding Projection Information for the week immediately following the last week in the then current Budget.  The Budget, as updated in accordance with the terms hereof, shall be thoroughly reviewed by Borrowers and their management and set forth for the periods covered thereby the Projected Information for each week covered by such Budget.

(b)  By no later than 8:00 a.m. (Central time) on the Wednesday of each week commencing on February 6, 2009, Borrowers shall furnish to Agent and Lenders, in form and substance satisfactory to Agent, a report that sets forth for the immediately preceding week a detailed comparison of the actual cash receipts, cash disbursements, loan balance and loan availability to the Projected Information for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, together with a certification from the chief financial officer of US Borrower that no Material Budget Deviation has occurred.

(c)  Each Borrower acknowledges, confirms and agrees that commencing with the trailing two (2) week period ending on February 6, 2009, the trailing three (3) week period ending on February 13, 2009, and for the trailing three (3) week period ending on the Friday of each week thereafter: (2) the actual aggregate weekly cash receipts during such period for all line items in the Budget shall not be less than ninety (90%) percent of the projected aggregate weekly cash receipts during such period for all such line items in the Budget, (3) the actual aggregate weekly cash disbursements for “employee related expenses”, “inventory related expenses”, “overhead related expenses” (as each such term is defined in the Budget) and all other expenses (taken as a whole) during such period shall not be greater than one hundred ten (110%) percent of the projected aggregate weekly cash disbursements for each such category of expenses set forth in the Budget during such period, and (4) the actual aggregate weekly cash disbursements for all line items in the Budget during such period shall not be greater than one hundred ten (110%) percent of the projected aggregate weekly cash disbursements for all such line items set forth in the Budget during such period.

(d)  Each Borrower and Guarantor hereby confirms, acknowledges and agrees that (i) a failure to maintain the minimum or maximum, as applicable, deviations in the Budget as set forth in Section 5.3(c) hereof shall constitute a material deviation from the Budget and an additional Event of Default (each, a “Material Budget Deviation”) and (ii)  the failure to deliver any Budget or any reports with respect to any Budget, in form and substance satisfactory to Agent, as provided in Section 5.3(a) hereof shall constitute an Event of Default.  Notwith-standing any approval by Agent or any Lender of the initial thirteen (13) week Budget or any subsequent or amended Budgets, Agent and Lenders will not, and shall not be required to, provide any Loans or Letter of Credit Accommodations to Borrowers pursuant to the Budget, but shall only provide Loans and Letters of Credit in accordance with the terms and conditions set forth in the Loan Agreement as amended by this Ratification Agreement, the other Financing Agreements and the Financing Order.  Agent and Lenders are relying upon the Borrowers’ delivery of, and compliance with, the Budget in accordance with this Section 5.3 in determining to enter into the post-petition financing arrangements provided for herein.

            5.4   Retention of Investment Banker.  Within twenty five (25) days following the Petition Date, Debtors shall retain, subject to the approval of the Bankruptcy Court and on terms and conditions acceptable to Agent, an investment banker acceptable to Agent (the “Investment Banker”) to assist Debtors with, among other things, the marketing and potential sale of substantially all the assets of Debtors on the terms and conditions set forth in the Side Letter Agreement.

         5.5   Retention of Chief Restructuring Officer.

(a)  Within ten (10) days of the Petition Date, Borrowers and Guarantors shall retain, subject to the terms and conditions of an employment agreement, and shall continue to retain at all times during which the Obligations remain outstanding, FTI Palladium Partners or such other Person acceptable to Agent as their chief restructuring officer (the “CRO”), at the sole cost and expense of Borrowers, on terms and conditions acceptable to Agent, and subject to approval of the Bankruptcy Court (to the extent such approval is required by the Bankruptcy Court).  The CRO shall assume in all respects the management of the businesses and properties of Borrowers and Guarantors and shall, among other things, assist Borrowers and Guarantors in the preparation of and compliance with, on an ongoing basis, the Budget and compliance with the terms and conditions set forth in the Financing Agreements.  The CRO shall report directly to the Board of Directors of each Borrower and Guarantor.

(b)  Each Borrower and Guarantor hereby irrevocably authorizes and directs the CRO to consult with Agent and to share with Agent and Lenders all budgets, records, projections, financial information, reports and other information prepared by or in the possession of the CRO relating to the Collateral or the financial condition or operations of the businesses of Borrowers and Guarantors.  Each Borrower and Guarantor agrees to provide the CRO with complete access to and supervision over all of the books and records of such Borrower and Guarantor, all of premises of such Borrower and Guarantor and to all management and employees of such Borrower and Guarantor as and when deemed necessary by the CRO.

(c)  Borrowers and Guarantors shall not amend, modify or terminate the retention agreement with the CRO without the prior written consent of Agent.  Borrowers and

Guarantors acknowledge and agree that Borrowers and Guarantors shall cause the CRO to keep Agent and Lenders (i) fully informed of the progress of the business and operations of Borrowers and Guarantors and respond fully to any inquiries of Agent and Lenders regarding the business and operations of Borrowers and Guarantors and (ii) communicate and fully cooperate with Agent and Lenders and share all information with Agent and Lenders regarding Borrowers and Guarantors, and the business and operations of Borrowers and Guarantors.

(d)  If the CRO resigns, Borrowers and Guarantors shall immediately notify Agent in writing and provide Agent with a copy of any notice of resignation immediately upon the sending of such notice by such CRO.  Any replacement or successor CRO shall be acceptable to Agent and shall be retained pursuant to a new retention agreement on terms and conditions acceptable to Agent within five (5) Business Days immediately following the notice of resignation of the resigning CRO.

            5.6   Sale of Assets.  In connection with achieving their objectives with respect to the potential sale of all or substantially all of their assets and properties, Debtors hereby covenant and agree to comply with the terms and conditions of the Side Letter Agreement.  The Side Letter Agreement shall remain and be treated by the parties thereto as confidential, provided, that, the Side Letter Agreement shall be filed with the Bankruptcy Court, under seal, and shall be made available to Persons only on a need-to-know basis as reasonably determined by the parties to the Side Letter Agreement and so long as the recipient thereof agrees (on terms and conditions acceptable to the parties to the Side Letter Agreement) to treat the Side Letter Agreement as strictly confidential.

            5.7   Retention of Consultants.  Agent and Lenders shall have the right to retain financial, restructuring and/or liquidation consultants at any time to advise Agent and Lenders in connection with the operation and management of the businesses of Borrowers and Guarantors and the conduct of the sales of the assets of Borrowers and Guarantors contemplated hereby and by the Side Letter Agreement.  Borrowers and Guarantors hereby agree to cooperate fully with all such consultants and to share with such consultants, in addition to Agent, all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition or operations of the businesses of the Borrowers and Guarantors, and the progress and results of any sales of the assets of Borrowers and Guarantors.  Borrowers and Guarantors agree to provide such consultants with complete access to all of their respective books and records, all of their respective premises and all of their respective officers, employees and other personnel as and when deemed necessary by such consultants.

            5.8   Cash Management.  Borrowers and Guarantors shall promptly provide Agent and Bank of America, N.A., in its capacity as depository bank under certain Deposit Account Control Agreements (in such capacity, “BofA”), with evidence, in form and substance satisfactory to Agent and BofA, that (a) the Deposit Account Control Agreements and other deposit account arrangements provided for under Section 6.3 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Agent and BofA, to reflect the commencement of the Chapter 11 Cases, (b) each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Debtor, (c) the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, (d) the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as

provided for herein, and (e) BofA may setoff against any accounts maintained by Borrowers and Guarantors with BofA for amounts owed to BofA under the Cash Management Agreement in an amount not to exceed $200,000.  Except to the extent otherwise directed by an Order of the Bankruptcy Court, BofA and other the Lenders shall continue to enjoy the rights and remedies afforded them under the Deposit Account Control Agreements and other bank account agreements entered into prior to the Petition Date among Borrowers, Guarantors and Lenders, including but not limited to the right to charge back returned items to the bank accounts subject to such agreements or to setoff for overdrafts in the accounts.  Borrowers and Guarantors shall continue to perform their obligations under the terms of the Deposit Account Control Agreements and such other bank account agreements, including their obligations to pay or honor any bank fees in connection with the accounts subject to such agreements.

            5.9   ERISA.   Each Borrower and Guarantor hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of any Borrower or Guarantor arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the “PBGC”) or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of any Borrower or Guarantor and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of any Borrower or Guarantor.

            5.10 Information Certificate.  Within twenty (20) days following the date hereof, Borrowers and Guarantors shall deliver to Agent, in form and substance satisfactory to Agent, an updated Information Certificate for Borrowers and Guarantors, duly authorized, executed and delivered by each Borrower and Guarantor.

            5.11 Pledge of Canadian Borrower Stock.  Within seven (7) days following the date hereof, Borrowers and Guarantors shall deliver to Agent (a) a Pledge and Security Agreement, in form and substance satisfactory to Agent, by US Borrower in favor of Agent providing for the pledge of sixty-five (65%) percent of the shares of Capital Stock of Canadian Borrower, which agreement shall be duly authorized, executed and delivered by US Borrower, and (b) originals of the stock certificates (if any) representing such shares, together with stock powers duly executed in blank with respect thereto (if applicable).  The pledge of the remaining shares of the Capital Stock of Canadian Borrower shall be addressed in the Final Order.

6.      DIP FACILITY FEE.

Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements between Agent and each Lender), a debtor-in-possession financing facility fee, in the amount of $800,000, on account of the financing provided by Agent and Lenders to Borrowers in the Chapter 11 Cases, which fee shall be fully earned and due and payable on the date hereof.  Agent may, at its option, charge the debtor-in-possession financing facility directly to the loan account of Borrowers maintained by Agent.

7.      AMENDMENTS TO LOAN AGREEMENT.

            7.1   Loans.  Section 2.1 of the Loan Agreement is hereby amended by adding the following new subsection (e) at the end of such Section:

“(e)  Notwithstanding anything to the contrary in this Section 2.1, (i) on the effective date of the Ratification Agreement, all of the Pre-Petition Additional Loans (as defined in Section 2.1 of the Ratification Agreement) shall automatically be deemed to constitute Prime Rate Loans based on Intellectual Property Availability and shall no longer be deemed to constitute Loans under Section 12.8 of the Loan Agreement, and (ii) at all times during which the then outstanding principal amount of the Loans equals or is less than the amount of Intellectual Property Availability, all Loans shall be deemed to constitute Prime Rate Loans based on Intellectual Property Availability, and at any time that the then outstanding principal amount of the Loans exceeds the amount of Intellectual Property Availability, all Loans in excess of the amount of Intellectual Property Availability shall be deemed to constitute Prime Rate Loans (other than Prime Rate Loans based on Intellectual Property Availability).”

            7.2   Letter of Credit Fee.  Section 2.2(b) of the Loan Agreement is hereby amended by deleting the reference therein to “one and three-quarters (1.75%) percent” and replacing it with “five and three-quarters (5¾ %) percent”.

            7.3   Limits and Sublimits.  Section 2 of the Loan Agreement is hereby amended by adding the following new Section 2.5 at the end of such Section:

“2.5  Limits and Sublimits.  All limits and sublimits set forth in this Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations.”

            7.4    Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in the Loan Agreement, including, without limitation, Sections 3.1(b) and (c) thereof, effective as of the date hereof:

(a)  Borrowers shall not request and Lenders shall not make any Eurodollar Rate Loans;

(b)  the Interest Rate in respect of all Loans made on or after the date hereof shall be the Interest Rate applicable to Prime Rate Loans;

(c)  Borrowers shall not request that any Eurodollar Rate Loans outstanding prior to the date hereof continue for any additional Interest Period; and

(d)  Borrowers shall not request that any Prime Rate Loans be converted to Eurodollar Rate Loans and Agent shall not be obligated to convert any such Prime Rate Loans to Eurodollar Rate Loans;

provided, however, that the provisions of the Loan Agreement applicable to Eurodollar Rate Loans shall remain in effect with respect to any Loans for which Borrowers had elected to be treated as a Eurodollar Rate Loan prior to the Petition Date until the end of the then-applicable Interest Period.

            7.5   Unused Line Fee.  Section 3.2(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a)  US Borrower shall pay to Agent, for the ratable benefit of Lenders, monthly an unused line fee at a rate equal to .375% per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding.  Such fee shall be payable on the first day of each month in arrears.”

            7.6   Grant of Security Interest.  Section 5.1(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b)  [Intentionally Deleted].”

            7.7   Payments.  Section 6.4(c) of the Loan Agreement is hereby amended by inserting the following immediately prior to the period at the end of such Section:

“and (v) at all times, an amount of the Loans up to the amount of the Intellectual Property Availability shall be deemed to constitute Prime Rate Loans based on Intellectual Property Availability, and any Loans in excess of the amount of Intellectual Property Availability shall be deemed to constitute Prime Rate Loans (other than Prime Rate Loans based on Intellectual Property Availability)”.

            7.8   Collateral Reporting.

(a)  Section 7.1(a)(i) of the Loan Agreement is hereby amended by deleting the reference to “as soon as possible after the end of other every week (but in any event by the close of business in Chicago on the third (3rd) Business Day after the end of each such period), or in the event that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000, at Agent’s option, as soon as possible after the end of each week (but in any event by the close of business in Chicago on the third (3rd) Business Day after the end of each such period),” and replacing it with the following:

“as soon as possible after the end of each week (but in any event by the close of business in Chicago on the third (3rd) Business Day after the end of each week), or more frequently as Agent may request,”.

(b)  Section 7.1(a)(ii) of the Loan Agreement is hereby amended by deleting the reference to “on a monthly basis or in the event that the aggregate amount of the Excess Availability of Borrowers is less than $25,000,000 or a Default or Event of Default shall exist or have occurred and be continuing, in each case at Agent’s option, as soon as possible after the end of each week,” and replacing it with the following:

“as soon as possible after the end of each week (but in any event by the close of business in Chicago on the third (3rd) Business Day after the end of each week), or more frequently as Agent may request,”.

            7.9    Inventory Covenants.  Section 7.3(d) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(d) upon Agent's request, Borrowers shall, at their expense, no more than four (4) times in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (provided, that, any appraisal requested at such time as an Event of Default exists or has occurred and is continuing shall not be considered for purposes of the limitation on the number of appraisals provided for herein);”

            7.10  Right to Cure.  Section 7.6 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.6  Right to Cure.  Agent may, at its option, upon notice to US Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto.  Agent may add any amounts so expended to the Obligations and charge any Borrower's account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.”

            7.11  Intellectual Property Covenants.  Section 7 of the Loan Agreement is hereby amended by inserting the following Section immediately following Section 7.7:

“7.8  Intellectual Property Covenants.

With respect to the Intellectual Property, in addition to and not in limitation of the covenants set forth in the

       Trademark Security Documents, upon Agent's request, Borrowers shall, at their expense, no more than two (2) times in any six (6) month period, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Intellectual Property in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely.”

            7.12  Financial Statements and Other Information.

(a)  Section 9.6(a) of the Loan Agreement is hereby amended by deleting in its entirety the proviso appearing at the end of the second sentence of such Section.

(b)  Section 9.6 of the Loan Agreement is hereby amended by adding the following new subsection (e) to the end of such Section:

“(e)  Each Borrower and Guarantor shall provide Agent and Lenders with copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of any Borrower or Guarantor to the Bankruptcy Court, the U.S. Trustee, any creditors’ committee or such Borrower’s or Guarantor’s shareholders, concurrently with the delivery thereof.”

            7.13  Sale of Assets, Etc.  Notwithstanding anything to the contrary contained in Section 9.7(b) of the Loan Agreement or any other provision of the Loan Agreement or any of the other Financing Agreements, Borrowers and Guarantors shall not directly or indirectly sell, transfer, lease, encumber, return or otherwise dispose of any portion of the Collateral or any other assets of Borrowers and Guarantors, including, without limitation, assume, reject or assign any leasehold interest or enter into any agreement to return Inventory to vendor, whether pursuant to Section 546 of the Bankruptcy Code or otherwise, without the prior written consent of Agent and the Required Lenders (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender) except for sales of Borrowers' and Guarantors' Inventory in the ordinary course of their business.

            7.14  Indebtedness.  Notwithstanding anything to the contrary contained in Section 9.9 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Financing Agreements, Borrowers and Guarantors shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any new Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), any new Indebtedness, performance, obligations or dividends of any other Person, without in each case the prior written consent of Agent and the Required Lenders (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender), except to the extent set forth in the Budget.

            7.15  Loans, Investments, Etc.  Notwithstanding anything to the contrary contained in Section 9.10 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Financing Agreements, each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, without in each case the prior written consent of Agent and the Required Lenders (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender), except to the extent set forth in the Budget.

            7.16  Dividends and Redemptions.  Notwithstanding anything to the contrary contained in Section 9.11 of the Loan Agreement or any other provision of the Loan Agreement or any of the other Financing Agreements, each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, without in each case the prior written consent of Agent and the Required Lenders (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender).

            7.17  Minimum Excess Availability.  Section 9.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.17  Minimum Excess Availability.  US Borrower shall maintain at all times Excess Availability in an amount of not less than the greater of (a) eighty-five (85%) percent of the amount of Excess Availability projected in the then applicable Budget and (b) $10,000,000.”

            7.18  Events of Default.

(a)  Section 10.1(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Obligor fails to perform any of the covenants contained in Sections 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a three (3) month period or (B) an intentional breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;”

(b)  Section 10.1(c) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c)  any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee or other Financing Agreement in favor of Agent or any Lender;”.

(c)  Section 10.1(f) of the Loan Agreement is hereby amended by (i) deleting the reference to “forty-five (45) days” and replacing it with “thirty (30) days” and (ii) deleting each reference to “any Borrower or Guarantor” and replacing it with “any Obligor (other than Debtors)”.

(d)  Section 10.1(g) of the Loan Agreement is hereby amended by deleting each reference to “any Borrower or Guarantor” and replacing it with “any Obligor (other than Debtors)”.

(e)  Section 10.1(i) of the Loan Agreement is hereby amended by deleting clause (iii) from such Section in its entirety and replacing it with the following:

“(iii)  any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein)”.

(f)  Section 10.1 of the Loan Agreement is hereby amended by (i) deleting the reference to the word “or” at the end of subsection (m) of such Section, (ii) replacing the period appearing at the end of subsection (n) of such Section with a semicolon, and (iii) adding the following to the end of such Section:

“(o)  the occurrence of any condition or event which permits Agent or any Lender to exercise any of the rights and remedies set forth in the Financing Order, including, without limitation, any Event of Default (as defined in the Financing Order);

(p)  the termination or non-renewal of the Financing Agreements as provided for in the Financing Order;

(q) any Borrower or Guarantor suspends or discontinues or is enjoined by any court or Governmental Authority from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Borrower or Guarantor, or any of their respective properties;

(r)  any act, condition or event occurring after the Petition Date that has or would reasonably expect to have a Material Adverse Effect;

(s)  the conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code;

(t)  the dismissal of any Chapter 11 Case or any subsequent Chapter 7 case, either voluntarily or involuntarily or the termination, suspension or modification of the stay of proceedings in the Chapter 11 Cases, either voluntarily or involuntarily; or

(u)  the grant of a lien on or other interest in any property of any Borrower or Guarantor other than a lien or encumbrance permitted by Section 9.8 hereof or by the Financing Order or an administrative expense claim other than such administrative expense claim permitted by the Financing Order or this Ratification Agreement by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with Agent’s and Lenders’ security interests in or liens upon the Collateral or their Superpriority Claim (as defined in the Financing Order);

(v)  the Financing Order shall be reversed, revoked, remanded, stayed, rescinded, vacated, modified in a manner that is adverse or could reasonably be expected to be adverse to the interests of Agent or any Lenders, or amended on appeal or by the Bankruptcy Court without the prior written consent of Agent (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender);

(w)  the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

(x)  the appointment of an examiner with expanded powers pursuant to Section 1104(a) of the Bankruptcy Code;

(y)  the filing of a plan of reorganization or liquidation by or on behalf of any Borrower or Guarantor, to which Agent and Lenders have not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(z) the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case of any Borrower or Guarantor, to which Agent and Lenders have not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein;

(aa) any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them; or

(bb)  the Final Financing Order shall not have been entered by the Bankruptcy Court, and become effective, within thirty (30) days of the Petition Date.”

            7.19  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.   Section 11.1(a) of the Loan Agreement is hereby amended by adding the following at the end of such Section:

“except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.”

            7.20  Additional Loans.  Section 12.8 of the Loan Agreement is hereby amended by deleting the reference to “$10,000,000” and replacing it with “the Specified Overadvance Limit”.

            7.21  Special Agent Advances.  Section 12.11(a)(ii) of the Loan Agreement is hereby amended by deleting the reference to “$10,000,000” and replacing it with “the Specified Overadvance Limit”.

            7.22  Term.  Section 13.1(a) of the Loan Agreement is hereby amended by deleting the first sentence of such Section in its entirety and replacing it with the following:

“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the earlier to occur of (i) July 1, 2009, (ii) the confirmation of a plan of reorganization or liquidation for any Debtor in the Chapter 11 Cases, (iii) the closing of any sale or sales of Collateral consummated in accordance with the terms and conditions contained in this Agreement and the other Financing Agreements that result in the payment in full of all Obligations in accordance with the terms and conditions contained in this Agreement and the other Financing Agreements or (iv) the last termination date set forth in the Interim Financing Order, unless the Final Financing Order has been entered prior to such date, and in such event, then the last termination date set forth in the Final Financing Order (the earlier to occur of clauses (i), (ii) and (iii) referred to herein as the “Maturity Date”); provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously.”

            7.23  Notices.  Section 13.3 of the Loan Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

to any Borrower or Guarantor:	Hartmarx Corporation 101 North Wacker Drive Chicago, Illinois 60606 Attention: Executive Vice President and Chief Financial Officer Telecopy No. (312) 855-3799

with a copy to	Hartmarx Corporation 101 North Wacker Drive Chicago, Illinois 60606 Attention: General Counsel Telecopy No. (312) 357-5807
with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 Attention: George N. Panagakis, Esq. Telecopy No.: 312-407-8586
If to Agent:	Wachovia Capital Finance Corporation (Central) 150 South Wacker Drive, Suite 2200 Chicago, Illinois 60606-4401 Attention: Portfolio Manager Telecopy No.: 312-332-0424
with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, New York 10169 Attn: Jonathan N. Helfat, Esq. Telecopy No.: (212) 682-6104

8.      RELEASE.

            8.1   Release of Pre-Petition Claims.

(a)  Upon the earlier of (i) the entry of the Final Financing Order, or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, each Borrower and Guarantor, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Borrower or Guarantor, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Ratification Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.

(b)  Upon the earlier of (i) the entry of the Final Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by each Borrower and Guarantor pursuant to this Section 8.1.  If any Borrower or Guarantor violates the foregoing covenant, Borrowers and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

            8.2   Release of Post-Petition Claims. Upon (a) the receipt by Agent, on behalf of itself and the other Lenders, of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Obligations that survive or continue beyond the termination of the Financing Agreements, and (b) the termination of the Financing Agreements (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, each Borrower and Guarantor hereby covenants and agrees to execute and deliver in favor of Agent and Lenders a valid and binding termination and release agreement, in form and substance satisfactory to Agent.  If any Borrower or Guarantor violates such covenant, Borrowers and Guarantors agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

            8.3   Releases Generally.

(a)  Each Borrower and Guarantor understands, acknowledges and agrees that the releases set forth above in Sections 8.1 and 8.2 hereof  may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b)  Each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 8.1 hereof and, when made, Section 8.2 hereof.

9.       CONDITIONS PRECEDENT.

In addition to any other conditions contained herein or the Loan Agreement, as in effect immediately prior to the Petition Date, with respect to the Loans and other financial accommodations available to Borrowers (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to the Loans and be applicable to other financial accommodations available to Borrowers), the following are conditions to Agent's and Lenders' obligation to extend further loans, advances or other financial accommodations to Borrowers pursuant to the Loan Agreement:

            9.1   Agent shall have received, in form and substance satisfactory to Agent, this Ratification Agreement and all of the other Financing Agreements to be delivered in connection herewith, duly authorized, executed and delivered by each Borrower and Guarantor;

            9.2   Agent shall have received from Borrowers and Guarantors all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Lenders shall have reasonably requested from Borrowers and Guarantors;

            9.3   as of the Petition Date, the Existing Financing Agreements shall not have been terminated;

            9.4   no trustee, examiner with expanded powers or receiver or the like shall have been appointed or designated with respect to any Borrower or Guarantor, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

            9.5   the Interim Financing Order or other Orders of the Bankruptcy Court shall ratify and amend the Blocked Account Agreement and deposit account arrangements of Borrowers and Guarantors to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to such Borrower or Guarantor, as the case may be, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in this Ratification Agreement;

            9.6   the execution or delivery to Agent and Lenders of all other Financing Agreements, and other agreements, documents and instruments which, in the good faith judgment, of Agent are necessary or appropriate

            9.7   the implementation of the terms of this Ratification Agreement and the other Financing Agreements, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to Agent and its counsel;

            9.8   satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

            9.9   each Borrower and Guarantor shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to any relevant Financing Order in a manner acceptable to Agent and its counsel, and an Interim

Financing Order shall have been entered by the Bankruptcy Court (the “Interim Financing Order”), in form and substance satisfactory to Agent, authorizing the secured financing under the Financing Agreements as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest in liens in favor of Agent and Lenders described in this Ratification Agreement and in the Financing Order, and granting super-priority expense claims to Agent and Lenders with respect to all obligations due Agent and Lenders.  The Interim Financing Order shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Agent and Lenders, in their sole discretion, and it shall contain such other terms or provisions as Agent and its counsel shall require;

            9.10  with respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Final Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Agent and Lenders the senior security interests and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by Agent and its counsel (“Final Financing Order”).  Neither Agent nor any Lender shall provide any Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing Order, the Final Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Final Financing Order and the time to appeal to contest such order shall have expired;

            9.11  other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of Agent's and Lenders' security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and

            9.12  no Event of Default shall have occurred or be existing under any of the Existing Financing Agreements, as modified pursuant hereto, and assumed by Borrowers and Guarantors.

10.     MISCELLANEOUS.

            10.1  Amendments and Waivers.  Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            10.2  Further Assurances.  Each Borrower and Guarantor shall, at its expense, at any time or times duly execute and deliver, or shall use its best efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC or PPSA financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order or applicable law with respect to the Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent's opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other Financing Agreements or the Financing Order.  Upon the request of Agent, at any time and from time to time, each Borrower and Guarantor shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of Collateral as may be requested by Agent.  Upon the request of Agent, at any time and from time to time, Borrowers and Guarantors shall, at their cost and expense deliver to Agent any financial information, projections, budgets, business plans, cash flows and such other information as Agent shall reasonably request.

            10.3  Headings.  The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

            10.4  Counterparts.  This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.  In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.  Delivery of an executed counterpart of this Ratification Agreement by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Ratification Agreement.  Any party delivering an executed counterpart of this Ratification Agreement by telefacsimile also shall deliver an original executed counterpart of this Ratification Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Ratification Agreement as to such party or any other party.

            10.5  Additional Events of Default.  The parties hereto acknowledge, confirm and agree that the failure of any Borrower or Guarantor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by such Borrower or Guarantor in connection herewith shall constitute an Event of Default under the Financing Agreements.

            10.6  Costs and Expenses.  In addition to and not in limitation of the provisions of Section 9.21 of the Loan Agreement, Borrowers shall pay to Agent on demand all costs and expenses that Agent and Lenders shall pay or incur in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement, the other Financing Agreements or the Financing Order, including, without limitation: (a) reasonable attorneys' and paralegals' fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Agent and Lenders; (b) costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Financing Agreements, the Financing Order, and the transactions contemplated hereby and thereby; (c) taxes, fees and other charges for recording any agreements or documents with any Governmental Authority, and the filing of UCC or PPSA financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent in the Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrowers and Guarantors under the Financing Agreements or the Financing Order that Borrowers and Guarantors fail to pay or take; (e) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtors’ operations by Agent or its agents and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Debtors' operations, plus a per diem charge at the rate of $1,000 per person per day for Agent’s examiners in the field and office; provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Debtors shall not be required to pay such per diem charge for more than four (4) such field examinations in any twelve (12) month period (and any field examinations conducted at such time as a Default or Event of Default shall exist or have occurred and be continuing shall not be deemed to constitute a field examination for purposes of such limitation); and (h) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Financing Agreements or the Financing Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters).  The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Borrowers.  All sums provided for in this Section shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements.  Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any account maintained by Agent with respect to any Borrower or Guarantor.

            10.7  Effectiveness.  This Ratification Agreement shall become effective upon the execution hereof by Agent and Lenders and the entry of the Interim Financing Order.

            10.8  Governing Law.  The validity, interpretation and enforcement of this Agreement and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois unless otherwise expressly provided in a Financing Agreement, except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

AGENT AND LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as Agent and as Lender

By:	/s/ Anthony Vizgirda
Name: Anthony Vizgirda
Title: Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ illegible
Name: illegible
Title: Sennior Vice President

JPMORGAN BUSINESS CREDIT CORP., as a Lender

By:	/s/ Christopher D. Zawie
Name: Christopher D. Zawie
Title: Senior Vice President

WELLS FARGO FOOTHILL, LLC, as a Lender

By:	/s/ Yelena Kravchuk
Name: Yelena Kravchuk
Title: Vice President

WEBSTER BUSINESS CREDIT, as a Lender

By:	/s/ Julian Vigder
Name: Julian Vigder
Title: AVP

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[SIGNATURES CONTINUED FROM PRIOR PAGE]

THE CIT GROUP/COMMERCIAL SERVICES, INC., as a Lender

By:	/s/ Samuel Addison
Name: Samuel Addison
Title: Assistant Vice President

UPS CAPITAL CORPORATION, as a Lender

By:	/s/ Mike O'Neal
Name: Mike O'Neal
Title: Senior Credit Officer

RZB FINANCE LLC, as a Lender

By:	/s/ Christoph Hoedl
Name: Christoph Hoedl
Title: Group Vice President

By:	/s/ John A. Valiska
Name: John A. Valiska
Title: First Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

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BORROWERS

HARTMARX CORPORATION, as Debtor and Debtor-in-Possession

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Executive Vice President and Chief Financial Officer

COPPLEY APPAREL GROUP LIMITED

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Vice President

GUARANTORS

EACH OF THE COMPANIES LISTED ON EXHIBIT A HERETO, each as Debtor and Debtor-in-Possession

By:	/s/ Glenn R. Morgan
Name:	Glenn R. Morgan
Title:	Vice President of each such company

EXHIBIT A
TO
RATIFICATION AND AMENDMENT AGREEMENT

Guarantors

Anniston Sportswear Corporation	Robert’s International Corporation
Consolidated Apparel Group, Inc.	SALHOLD, Inc.
Direct Route Marketing Corporation	Seaford Clothing Co.
Hart Schaffner & Marx	Society Brand, Ltd.
Hickey-Freeman Co., Inc.	Sweater.com Apparel, Inc.
HMX Sportswear, Inc.	TAG Licensing, Inc.
International Women’s Apparel, Inc.	Tailored Trend, Inc.
Jaymar-Ruby, Inc.	Thorngate Uniforms, Inc.
HMX Luxury, Inc.	Trade Finance International Limited
Monarchy Group, Inc., formerly known as M Acquisition Corp.	Winchester Clothing Company
M. Wile & Company, Inc.	Yorke Shirt Corporation
National Clothing Company, Inc.	Zooey Apparel, Inc
Simply Blue Apparel, Inc., formerly known as SB Acquisition Corp.
Universal Design Group, Ltd.
Briar, Inc.
Chicago Trouser Company, Ltd.
C. M. Clothing, Inc.
C. M. Outlet Corp.
Country Miss, Inc.
Country Suburbans, Inc.
E-Town Sportswear Corporation
Fairwood-Wells, Inc.
Gleneagles, Inc.
Handmacher Fashions Factory Outlet, Inc.
Handmacher-Vogel, Inc.
Hartmarx International, Inc.
Hart Services, Inc.
Thos. Heath Clothes, Inc.
Higgins, Frank & Hill, Inc.
Hoosier Factories, Incorporated
HSM University, Inc.
Intercontinental Apparel, Inc.
JRSS, Inc.
Kuppenheimer Men’s Clothiers Dadeville, Inc.
NYC Sweaters, Inc.
106 Real Estate Corp.
Robert Surrey, Inc.